Exhibit 10.1
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of July 15, 2025 by and between Logan Ridge Finance Corporation, a Maryland corporation (the “Assignor”) and Portman Ridge Finance Corporation, a Delaware corporation (the “Assignee”). The Assignor and the Assignee are sometimes referred to individually herein as a “Party” and, collectively, as the “Parties.”
WHEREAS, the Assignor entered into that certain Note Purchase Agreement, dated as of April 1, 2022 (as amended, the “Note Purchase Agreement”) with each Purchaser identified therein;
WHEREAS, the Assignor has entered into that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of January 29, 2025, by and among the Assignor, the Assignee, Portman Ridge Merger Sub, Inc., a Maryland corporation and direct wholly-owned subsidiary of the Assignee, Sierra Crest Investment Management LLC, a Delaware limited liability company and the investment adviser to the Assignee (for the limited purposes set forth therein), and Mount Logan Management LLC, a Delaware limited liability company and the investment adviser to the Assignor (for the limited purposes set forth therein), pursuant to which, effective as of the Effective Time (as defined in the Merger Agreement), the Assignor will merge with and into the Assignee, with the Assignee continuing as the surviving corporation;
WHEREAS, the Assignor desires to transfer and assign, and the Assignee desires to accept and assume, all the rights and obligations of Assignor under the Note Purchase Agreement, effective as of the Effective Time;
WHEREAS, Section 10.2 of the Note Purchase Agreement requires, among other things, that the Assignee, as the successor corporation, execute and deliver to each holder of any Notes (as defined in the Note Purchase Agreement) its assumption of the due and punctual performance and observance of each covenant and condition of the Note Purchase Agreement and the Notes to effect an assignment of the Note Purchase Agreement; and
WHEREAS, the Assignee desires to consent to and execute its assumption of the Note Purchase Agreement.
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.    As of the Effective Time, the Assignor hereby assigns and transfers to the Assignee, and the Assignee hereby accepts such assignment and transfer and assumes, all of the Assignor’s rights, obligations and liabilities under the Note Purchase Agreement. The Assignee agrees that it will be bound by the terms of, and perform all of the obligations under, the Note Purchase Agreement, and the Assignee will be entitled to all of the benefits of, and burdens under, the Note Purchase Agreement in all respects.

2.    This Agreement shall be binding upon the successors, legal representatives and assigns of the Parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any of the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction to this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to original, but all of which together shall constitute one and the same instrument. PDF or other electronic copies of signatures on this Agreement shall be deemed to be original signatures.
[Signature Page Follows]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

PORTMAN RIDGE FINANCE CORPORATION

By:	/s/ Brandon Satoren
Name:	Brandon Satoren
Title:	Chief Financial Officer, Secretary and Treasurer

LOGAN RIDGE FINANCE CORPORATION

By:	/s/ Brandon Satoren
Name:	Brandon Satoren
Title:	Chief Financial Officer, Secretary and Treasurer
[Signature Page to Assignment and Assumption Agreement (Note Purchase Agreement)]